EXHIBIT 99.1

Hub Group, Inc. Reports Third Quarter 2021 Results

Highlights:

  Record quarterly revenue of $1.1 billion, up 16% as compared to last year, driven by strong demand conditions and the benefits of our continued investment in the business
  Record gross margin of $158 million (14.7% of revenue) driven by favorable pricing and yield improvement, combined with our continued focus on operating efficiency, resulted in third quarter operating income margin of 5.6% of revenue
  Record net income of $43 million or $1.28 of diluted earnings per share (EPS), which represents year-on-year growth of 73%
  Generated EBITDA (non-GAAP)1 of $92 million in the quarter
  Expanded our brokerage and refrigerated transportation offerings through the acquisition of Choptank Transport in October
  Increased expected full year 2021 diluted earnings per share to $3.90 - $4.00

OAK BROOK, Ill., Oct. 28, 2021 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced third quarter 2021 net income of $43 million, or diluted earnings per share of $1.28.   Net income for third quarter 2020 was $25 million, or $0.74 per diluted share.

“Continued strong freight demand and favorable market conditions, combined with our drive to provide a world-class customer experience, resulted in 16% revenue growth in the quarter compared to Q3 2020. Our ongoing focus on yield improvement and operating efficiency led to record profitability. We reported record quarterly diluted EPS of $1.28, which represents growth of 73% as compared to the prior year. Finally, we are very excited about the additional scale and expanded service offerings from our recent acquisition of Choptank Transport,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

Third Quarter 2021 Results

Revenue for the third quarter of 2021 increased by 16% to $1.1 billion compared with $925 million for the third quarter of 2020. Operating income for the quarter was $60 million (5.6% of revenue) versus $34 million (3.7% of revenue) for the third quarter of 2020.   EBITDA (non-GAAP)1 for the third quarter was $92 million.

Third quarter intermodal revenue increased 17% to $633 million due to a 26% increase in revenue per load, partially offset by an 8% decline in volume due to ongoing challenges with congestion across the supply chain. Intermodal gross margin increased compared to the prior year as higher prices and cost recovery more than offset increased purchased transportation costs and lower volume.

Third quarter logistics revenue increased 17% to $224 million due to growth of our retail supplier solutions services and from the addition of our final mile business in December 2020. Gross margin increased due to revenue growth, yield management initiatives and the acquisition of final mile, partially offset by higher warehousing and transportation costs.

Truck brokerage revenue grew 28% in the quarter to $153 million due to a 31% increase in revenue per load partially offset by a 3% decline in volume. Contractual freight represented 51% of total brokerage volume in the third quarter of 2021 as compared to 61% in 2020. Gross margin increased relative to third quarter 2020 due to revenue per load growth in both contractual and transactional freight, partially offset by the impact of higher purchased transportation costs.

Dedicated revenue decreased 7% compared to the prior year to $64 million due to declines from existing customers and the impact of business we exited, partially offset by growth with new customers. Dedicated gross margin decreased primarily due to lower revenue, higher insurance and claims, and maintenance and repair expenses.

Costs and expenses increased to $98 million in the third quarter of 2021 due primarily to higher variable compensation expense, operating costs of our final mile acquisition, expenses related to legal settlements, and costs related to the acquisition of Choptank Transport (“Choptank”), partially offset by higher gains on the sale of equipment.

Capital expenditures for the third quarter of 2021 totaled $58 million. At September 30, 2021, we had cash and cash equivalents of $231 million.   In October we acquired Choptank for approximately $130 million in cash and in connection with the acquisition we issued $20 million of restricted stock to Choptank’s owners and senior management team.

2021 Outlook

We expect that our 2021 diluted earnings per share will range from $3.90 to $4.00. We estimate revenue will grow in the high-teens percentage range for 2021, and that gross margin as a percentage of revenue will range from 13.3% to 13.7%. We estimate our costs and expenses will range from $365 to $375 million for the year. We project our effective tax rate for the fourth quarter will be approximately 24%.

We expect capital expenditures for fiscal year 2021 to range from $150 to $160 million.   For 2021 we expect to add 3,000 containers, which will result in net growth of approximately 2,750 after retirements of containers that have reached end of life. In 2021 we ordered over 650 tractors to replace older units and support growth in our drayage and dedicated fleets, however we expect approximately 150 of these will be delivered in early 2022.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure of profitability defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of this non-GAAP financial measure to Net Income, the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on October 28, 2021 to discuss our third quarter 2021 results.

Hosting the conference call will be Dave Yeager, Chairman and CEO. Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UrwfgPrJQQNDwx

Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference. You may register at any time, including up to and after the call start time. On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration. The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our outlook, profit improvement initiatives and capital expenditures. These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the ongoing COVID-19 pandemic, including any spikes, outbreaks or variants of the virus, as well as any future government actions taken in response to the pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees and third-party service providers; our ability to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, labor and employment, insurance or other undeterminable areas; intermodal costs and prices, the integration of NSD and Choptank and any other acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub; the failure to implement and integrate critical information technology systems; cyber security incidents; retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications. Hub Group assumes no obligation to update any such forward-looking statements.

SOURCE:   Hub Group, Inc.                CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2021		2020
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,075,107	100.0%	$924,812	100.0%

Transportation costs	917,507	85.3%	816,777	88.3%
Gross margin	157,600	14.7%	108,035	11.7%

Costs and expenses:
Salaries and benefits	65,370	6.1%	45,576	4.9%
General and administrative	23,445	2.2%	20,845	2.3%
Depreciation and amortization	8,912	0.8%	7,697	0.8%
Total costs and expenses	97,727	9.1%	74,118	8.0%

Operating income	59,873	5.6%	33,917	3.7%

Other income (expense):
Interest expense	(1,793)	-0.2%	(2,237)	-0.3%
Other, net	(96)	0.0%	(122)	0.0%
Total other expense	(1,889)	-0.2%	(2,359)	-0.3%

Income before provision for income taxes	57,984	5.4%	31,558	3.4%

Provision for income taxes	14,646	1.4%	6,777	0.7%

Net income	$43,338		$24,781

Earnings per share
Basic	$1.30		$0.75
Diluted	$1.28		$0.74

Basic weighted average number of shares outstanding	33,433		33,177
Diluted weighted average number of shares outstanding	33,873		33,597

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2021		2020
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$2,975,980	100.0%	$2,542,914	100.0%

Transportation costs	2,589,072	87.0%	2,223,036	87.4%
Gross margin	386,908	13.0%	319,878	12.6%

Costs and expenses:
Salaries and benefits	176,696	5.9%	146,128	5.7%
General and administrative	63,058	2.1%	76,151	3.0%
Depreciation and amortization	26,282	0.9%	22,945	0.9%
Total costs and expenses	266,036	8.9%	245,224	9.6%

Operating income	120,872	4.1%	74,654	3.0%

Other income (expense):
Interest expense	(5,555)	-0.2%	(7,698)	-0.3%
Other, net	(382)	0.0%	106	0.0%
Total other expense	(5,937)	-0.2%	(7,592)	-0.3%

Income before provision for income taxes	114,935	3.9%	67,062	2.7%

Provision for income taxes	27,775	0.9%	15,891	0.6%

Net income	$87,160		$51,171

Earnings per share
Basic	$2.61		$1.54
Diluted	$2.58		$1.53

Basic weighted average number of shares outstanding	33,427		33,169
Diluted weighted average number of shares outstanding	33,842		33,513

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2021	2020

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$230,656	$124,506
Accounts receivable trade, net	613,443	518,975
Accounts receivable other	4,049	1,265
Prepaid taxes	87	1,336
Prepaid expenses and other current assets	32,772	26,753
TOTAL CURRENT ASSETS	881,007	672,835

Restricted investments	23,100	23,353
Property and equipment, net	661,346	671,101
Right-of-use assets - operating leases	41,335	43,573
Right-of-use assets - financing leases	1,789	3,557
Other intangibles, net	142,592	163,953
Goodwill, net	522,360	508,555
Other assets	17,951	18,469
TOTAL ASSETS	$2,291,480	$2,105,396

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$355,714	$285,320
Accounts payable other	24,192	12,680
Accrued payroll	56,390	23,044
Accrued other	103,183	102,613
Lease liability - operating leases	10,390	10,093
Lease liability - financing leases	1,789	1,793
Current portion of long term debt	92,598	93,562
TOTAL CURRENT LIABILITIES	644,256	529,105

Long term debt	165,652	176,797
Non-current liabilities	43,512	42,910
Lease liability - operating leases	33,104	36,328
Lease liability - financing leases	2	8
Deferred taxes	149,829	162,325

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2021 and 2020	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2021 and 2020; 33,685,717 shares
outstanding in 2021 and 33,549,708 shares outstanding in 2020	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2021 and 2020	7	7
Additional paid-in capital	191,765	186,058
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,340,320	1,253,160
Accumulated other comprehensive loss	(201)	(191)
Treasury stock; at cost, 7,539,075 shares in 2021
and 7,675,084 shares in 2020	(261,720)	(266,065)
TOTAL STOCKHOLDERS' EQUITY	1,255,125	1,157,923
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,291,480	$2,105,396

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020

Cash flows from operating activities:
Net income	$87,160	$51,171
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	95,959	91,798
Deferred taxes	(12,553)	7,436
Compensation expense related to share-based compensation plans	14,090	12,676
(Gain) loss on sale of assets	(8,978)	94
Donated equipment	-	5,626
Changes in operating assets and liabilities:
Restricted investments	253	1,085
Accounts receivable, net	(100,102)	(105,918)
Prepaid taxes	1,248	(1,154)
Prepaid expenses and other current assets	(6,059)	10,379
Other assets	(1,670)	(429)
Accounts payable	81,908	61,549
Accrued expenses	33,424	(17,834)
Non-current liabilities	(6,622)	6,209
Net cash provided by operating activities	178,058	122,688

Cash flows from investing activities:
Proceeds from sale of equipment	30,558	1,298
Purchases of property and equipment	(84,076)	(55,352)
Cash used in acquisitions	(90)	-
Net cash used in investing activities	(53,608)	(54,054)

Cash flows from financing activities:
Repayments of long term debt	(82,804)	(174,419)
Stock withheld for payments of withholding taxes	(4,038)	(4,041)
Finance lease payments	(2,142)	(2,278)
Proceeds from issuance of debt	70,695	128,762
Net cash used in financing activities	(18,289)	(51,976)

Effect of exchange rate changes on cash and cash equivalents	(11)	(51)

Net increase in cash and cash equivalents	106,150	16,607
Cash and cash equivalents beginning of period	124,506	168,729
Cash and cash equivalents end of period	$230,656	$185,336

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2021	2020	2021	2020

Intermodal	$633,427	$543,464	$1,689,617	$1,468,624

Logistics	224,136	192,187	663,620	569,682

Truck brokerage	153,270	119,994	420,523	304,686

Dedicated	64,274	69,167	202,220	199,922
	-	-	-
Total Revenue	$1,075,107	$924,812	$2,975,980	$2,542,914

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended September 30,
			Change	Change
	2021	2020	$	%

Net income	$43,338	$24,781	$18,557	74.9%

Interest expense	1,793	2,237	(444)	-19.8%

Depreciation and amortization	31,926	30,039	1,887	6.3%

Provision for income taxes	14,646	6,777	7,869	116.1%

EBITDA	$91,703	$63,834	$27,869	43.7%

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Nine Months
	Ended September 30,
			Change	Change
	2021	2020	$	%

Net income	$87,160	$51,171	$35,989	70.3%

Interest expense	5,555	7,698	(2,143)	-27.8%

Depreciation and amortization	95,959	91,798	4,161	4.5%

Provision for income taxes	27,775	15,891	11,884	74.8%

EBITDA	$216,449	$166,558	$49,891	30.0%

____________________________
1 See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.